1900 NW Corporate Blvd., Suite 210 East Boca Raton, Florida 33431 Tel. 561-886-4200 Fax. 561-886-3330 e-mail:info@sherbcpa.com Offices in New York and Florida
Certified Public Accountants

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of National Holdings Corporation and Subsidiaries on Form S-4 of our report dated March 5, 2008, with respect to our audits of the consolidated financial statements of vFinance Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 (restated) and 2005 (restated) appearing in the Annual Report on Form 10-K of vFinance, Inc. and Subsidiaries for the year ended December 31, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus

/s/ Sherb & Co., LLP

Sherb & Co., LLP
Boca Raton, FL
April 17, 2008